UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 15, 2008
OM GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-12515
(Commission File Number)
52-1736882
(I.R.S. Employer Identification Number)
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)
(216) 781-0083
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On May 15, 2008, OM Group, Inc. (the “Company”) and Joseph M. Scaminace (“Scaminace”) entered into an employment agreement that provides for Scaminace’s continued employment as Chairman of the Board and Chief Executive Officer of the Company for a term beginning on June 1, 2008 and continuing until May 31, 2011.
     Under the terms of the agreement, Scaminace will receive an initial base salary at the annual rate of $917,600, which is subject to annual adjustment. Scaminace will be eligible to receive additional bonus compensation in accordance with the Company’s executive bonus plans, programs and policies, as well as equity-based awards in accordance with the Company’s 2007 Incentive Compensation Plan or any successor plan, in each case at the discretion of the Board of Directors or the appropriate committee of the Board. In addition, Scaminace will receive an annual payment of $30,000 in lieu of receiving any specific perquisites or personal benefits.
     If the Company terminates Scaminace’s employment without cause, or if Scaminace terminates his employment for good reason, or if Scaminace’s employment terminates as a result of his death or disability, Scaminace generally will be entitled to receive a lump sum payment equal to two times the sum of his annual base salary in effect at the time of termination and the average of the bonus amounts paid to him for the three immediately preceding years. Scaminace also will be entitled to receive continued health benefits coverage or payments to fund continuing coverage for a period of two years following termination. Scaminace will be entitled to receive certain “gross-up” payments to reimburse him for any excise taxes he incurs under the Internal Revenue Code as result of payments made to him due to termination of his employment.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99	Employment Agreement by and between OM Group, Inc. and Joseph M. Scaminace dated May 15, 2008.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc. (Registrant)

Date: May 21, 2008
/s/ Kenneth Haber
Name: Kenneth Haber
Title: Chief Financial Officer